LGL GROUP NAMES SEMICONDUCTOR INDUSTRY VETERAN AS CHIEF OPERATING OFFICER

Orlando, FL, February 3, 2009 -- The LGL Group, Inc. (AMEX:LGL) (the “Company” or “The LGL Group”) today announced the appointment of Hans Wunderl as the Company’s Chief Operating Officer.

The LGL Group is the parent company of MtronPTI, a leading global manufacturer and marketer of custom-designed electronic components used to control the frequency of electronic signals in communications, aerospace and military equipment.

Mr. Wunderl, a 25-year industry veteran, has held executive positions in operations and sales at semiconductor manufacturers BE Semiconductor Industries, Oerlikon Group, and ASM International. He is a native of the Netherlands and holds M.S. & B.S. degrees in Electrical Engineering from the Technical University of Eindhoven, The Netherlands.

The LGL Group’s President and CEO Robert Zylstra commented, “In the course of his career, Hans Wunderl has an impressive record of driving rapid improvement in high technology development and marketing. This ability will serve our company well, both domestically and internationally, during this period of extraordinary business turbulence and challenges.”

Tim Foufas, Vice Chairman of The LGL Group added, “We believe that Hans has the right kind of high-tech operational experience to accelerate our company’s improvement plans and help drive value creation for our stockholders.”

Mr. Wunderl will be stationed at the Company’s headquarters in Orlando, FL.

The LGL Group does business as MtronPTI, which designs, manufactures and sells electronics components used for precision frequency, timing and signal management. These products are commonly referred to as crystal oscillators and electronic filters. The Company is headquartered in Orlando, Florida, and has manufacturing locations in North America, India and Asia. The LGL Group is listed on the American Stock Exchange under the symbol “LGL”. The LGL Group’s website can be viewed at www.lglgroup.com. MtronPTI’s website can be viewed at www.mtronpti.com.

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Contacts:

Harold D. Castle, LGL Group CFO at hcastle@mtronpti.com or 1-407-298-2000 ext 146.

Vic Emmanuel, VJE Consultants,                                                      914-305-5198